UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2004

Date of report (Date of earliest event reported):

AETHER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27707	52-2186634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 Cronridge Drive

Suite 110
Owings Mills, Maryland 21117
(Address of Principal Executive Offices, including Zip Code)

(410) 654-6400

(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

      On August 30, 2004, we decided to redeem all of our outstanding 6% convertible subordinated notes due March 2005. Approximately $154.9 million of the notes are outstanding, and we will redeem them for cash at a price of 101.2% of par, plus accrued interest to the date of redemption, as provided for in the indenture between us and First Union National Bank, as trustee, dated as of March 22, 2000.

      We expect the redemption date to be in early October and estimate that the total aggregate redemption price for the notes will be approximately $157 million. In addition, on September 22, 2004, we will make the regular semi-annual interest payment on the notes, which totals $4.6 million. We have notified the indenture trustee of our decision and expect that the trustee will send a redemption notice to noteholders late this week or early next week.

      In connection with the redemption, we expect to record a charge of approximately $2.4 million in our third fiscal quarter. This charge will include $1.8 million of cash redemption premium and a non-cash charge of $0.6 million related to the write-off of unamortized deferred financing costs We estimated that the redemption of the notes will save us approximately $1.5 million as compared to the cost of paying the notes in full at maturity, including interest through the maturity date.

      As a result of our decision to redeem the notes, we will not offer to repurchase the notes following completion of the pending sale of our Transportation segment.

Item 8.01.     Other Events.

      On August 25, 2004, we received an unsolicited, non-binding proposal from an investment group to acquire our Transportation segment for $30 million in cash. The proposal said it was not subject to any financing contingency but was subject to other significant conditions, including satisfactory completion of due diligence and negotiation of definitive agreements.

      As announced previously, on July 20, 2004 we signed a definitive asset purchase agreement to sell our Transportation segment to an affiliate of Platinum Equity for $25 million in cash. That transaction is subject to the approval of our stockholders, and on or about August 24, 2004 we began mailing to our stockholders a definitive proxy statement covering that transaction. A copy of the asset purchase agreement was included as an appendix to the proxy statement.

      After consulting with our senior management team and our outside legal and financial advisors, and after considering the terms of the non-binding proposal, the terms of our existing contract to sell the Transportation segment and the best interests of our stockholders, our Board of Directors, on August 30, 2004, concluded that the non-binding proposal was not a “superior proposal,” as that term is defined in the asset purchase agreement. Accordingly, consistent with the terms of the asset purchase agreement, we will not discuss, negotiate or engage in a due diligence process with respect to the unsolicited, non-binding proposal.

      In evaluating the non-binding proposal, our Board of Directors considered a range of factors, which included (1) the overall economic value of the proposal, (2) risks and uncertainties associated with due diligence and the negotiation of the terms of definitive agreements, as the proposing party has not commenced any due diligence or proposed any definitive terms for an acquisition; (3) the lengthy efforts that we have undertaken to sell the Transportation segment, as outlined in the definitive proxy statement mailed to stockholders and (4) the costs associated with a delay in the sale of the Transportation segment (as that business continues to operate at a loss), as well other costs of pursuing a new transaction. Under the asset purchase agreement that we signed on July 20, 2004, we would be required to pay a termination fee of $1 million, plus costs and expenses up to $250,000, to Platinum Equity to terminate that transaction and pursue another deal.

      In reaching its decision, our Board of Directors also took into account that on August 27, 2004 Platinum Equity confirmed to us its intention to close the sale of the Transportation segment on or about September 17 (following the September 15 special stockholders meeting to consider the sale) on the terms set forth in the asset purchase agreement.

      In addition, on August 30, our Board of Directors reaffirmed its recommendation that stockholders approve the sale of our Transportation segment to an affiliate of Platinum Equity.

      In view of the upcoming special meeting of stockholders, we are sending a copy of this Current Report on Form 8-K, together with a letter from David Oros, our Chairman and Chief Executive Officer, and another copy of the proxy card, to our stockholders as supplemental proxy materials.

SIGNATURES

      According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 31, 2004.

AETHER SYSTEMS, INC.

By:/s/ DAVID C. REYMANN

Date: August 31, 2004

By: David C. Reymann
Its: Chief Financial Officer